EXHIBIT 99.1

Contact: Thomas W. Schneider, President and CEO, (315) 343-0057

News Release:

Melissa Miller to Retire as Chief Operating Officer for Pathfinder Bank

OSWEGO, New York (September 6, 2017) –  Following a distinguished career of more than 40 years – spending the last 12 years as Chief Operating Officer – Thomas Schneider, President and CEO of Pathfinder Bank, announces Senior Vice President Melissa Miller’s retirement effective September 1, 2017.

Miller joined Pathfinder Bank in 1976, when it was still Oswego City Savings Bank. During her time as COO at Pathfinder Bank, Miller oversaw all aspects of Branch Administration and Operations. Miller leaves an indelible imprint on the Bank in the form of its impact on customers, employees, and communities that will be felt for generations.

“After over 40 years of dedicated service, Melissa has announced her retirement,” stated Thomas W. Schneider, President and Chief Executive Officer.  “We are so grateful for what Melissa has provided in the way of leadership, commitment and dedication to our customers, shareholders and employees over the years.”

“On behalf of her fellow employees, our Board of Directors, and myself personally, we would like to thank Melissa for her guidance and leadership,” Schneider added.

According to Schneider, Pathfinder Bank experienced insurmountable market share growth and branch expansion during Miller’s tenure.

“It has been a distinct honor and privilege to work for Pathfinder Bank,” said Miller. “The Bank’s growth and success are attributable to a forward-thinking Board of Directors, President and CEO Tom Schneider’s skilled leadership, and the dedication of the Pathfinder family of employees.  It is gratifying to know that the current management team will guide Pathfinder Bank in a very capable and effective manner.  The depth of knowledge and experience of our team will enhance the bank’s future success.”

Miller graduated from the ABA Bank Marketing School, ABA School of Management, and holds a Certified Regulatory Compliance Manager designation.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol:  PBHC, listing: PathBcp). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.